                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                          [ X ]
Filed by a Party other than the Registrant       [   ]
Check the appropriate box:
[   ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ X ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       VALLEY NATIONAL GASES INCORPORATED
            --------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

     [ X ]    No fee required.
     [   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
              1)    Title of each class of securities to which transaction applies:
                    ------------------------------------------------------------------------------------
              2)    Aggregate number of securities to which transaction applies:
                    ------------------------------------------------------------------------------------
              3)    Per unit price or other underlying value of transaction computed pursuant to
                    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                    ------------------------------------------------------------------------------------
              4)    Proposed maximum aggregate value of transaction:
                    ------------------------------------------------------------------------------------
              5)    Total fee paid:
                    ------------------------------------------------------------------------------------
     [   ]    Fee paid previously with preliminary materials.
     [   ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
              1)    Amount Previously Paid:
                    ------------------------------------------------------------------------------------
              2)    Form, Schedule or Registration Statement No.:
                    ------------------------------------------------------------------------------------
              3)    Filing Party:
                    ------------------------------------------------------------------------------------
              4)    Date Filed:
                    ------------------------------------------------------------------------------------

                          VALLEY NATIONAL GASES [LOGO]

                       VALLEY NATIONAL GASES INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
VALLEY NATIONAL GASES INCORPORATED

     The Annual Meeting of the Shareholders of Valley National Gases Incorporated, a Pennsylvania corporation (the "Company"), will be held at the Pittsburgh Airport Marriott Hotel, Parkway West-Montour Run Exit, 100 Alten Road, Coraopolis, Pennsylvania 15108, on Tuesday, October 28, 1997, commencing at 9:00 a.m., Pittsburgh time, for the following purposes:

          1. To elect one director;

          2. To transact such other business, if any, as properly may be brought before the meeting.

     The close of business on September 16, 1997 has been designated as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By order of the Board of Directors,

                                          /s/ JOHN R. BUSHWACK

                                          John R. Bushwack, Secretary

Wheeling, West Virginia
September 26, 1997

     A PROXY FOR THE ANNUAL MEETING IS ENCLOSED HEREWITH. EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                       VALLEY NATIONAL GASES INCORPORATED
                                 67 43RD STREET
                         WHEELING, WEST VIRGINIA 26003
                            ------------------------

                                PROXY STATEMENT
                               SEPTEMBER 26, 1997
                            ------------------------

     This proxy statement is furnished to the holders of Common Stock of Valley National Gases Incorporated (the "Company") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders (the "Annual Meeting") to be held at the Pittsburgh Airport Marriott Hotel, Parkway West-Montour Run Exit, 100 Alten Road, Coraopolis, Pennsylvania 15108, on October 28, 1997 at 9:00 a.m., Pittsburgh time, and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of the Shareholders. Only holders of record of the Company's Common Stock at the close of business on September 16, 1997 will be entitled to vote at the Annual Meeting. Such holders are hereinafter referred to as the "Shareholders." The Company is first mailing this proxy statement and the enclosed form of proxy to Shareholders on or about September 26, 1997.

     Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date and return the enclosed form of proxy, and the shares represented thereby will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Common Stock can be voted only when represented by a properly executed proxy.

     Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The close of business on September 16, 1997 has been fixed as the record date for the determination of the Shareholders entitled to vote at the Annual Meeting. As of the record date, 9,620,084 shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting, with 98 holders of record. Shareholders will be entitled to cast one vote on all matters for each share of Common Stock held of record on the record date.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1997 accompanies this proxy statement.

     The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by telephone, telefax or other means, or personal interview, by directors, officers or regular employees of the Company.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON FORM OF PROXY)

NOMINEES AND CONTINUING DIRECTORS

     The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. At the Annual Meeting, one director of the Company is to be elected for a term expiring at the Annual Meeting in 2000, or until his successor has been elected and has qualified. Certain information with respect to the nominee for election as a director proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. The nominee and each of the directors has served in his principal occupation for the last five fiscal years, unless otherwise indicated. Should the nominee be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person as the Board of Directors of the Company may recommend.

                                                                                      SERVED AS
                                                                                      DIRECTOR
         NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS               SINCE
-----------------------------------------------------------------------------------   ---------
TO BE ELECTED FOR TERM ENDING IN 2000:
Stanley M. Johnson, 47
  Mr. Johnson has been a partner in the law firm of Bryan Cave LLP, New York, New
  York, since 1991. Mr. Johnson received a B.A. degree in history from St. Benedict
  College, a J.D. degree from Saint Louis University and D.E.A. degree in French corporate law from the University of Paris.

TO CONTINUE IN OFFICE UNTIL 2000:
Ben Exley, IV, 50..................................................................      1997
  Mr. Exley was elected a Director of the Company in January 1997. He has served as the President of Ohio Valley-Clarksburg, Inc. and Bailey Drug Company since 1993, both of which are pharmaceutical distributors and wholly-owned subsidiaries of
  Cardinal Health Inc. Mr. Exley has also served on the board of directors of several companies, including BankOne West Virginia N.A. since 1994, BankOne
  Wheeling-Steubenville N.A. since 1991 and Stone & Thomas, a chain of clothing department stores, since 1991. Mr. Exley is a graduate of West Virginia Wesleyan
  University with a Bachelor of Science degree in Business Administration. He also holds a Masters in Business Administration degree from Northern Illinois
  University.
William A. Indelicato, 58..........................................................      1997
  Mr. Indelicato was elected a Director of the Company in January 1997. Mr.
  Indelicato has been President of ADE Vantage, Inc., a business consulting firm which provides certain services to the Company, since July 1992. From 1988 to
  1991, Mr. Indelicato served as General Business Director of Union Carbide
  Industrial Gases Inc. Mr. Indelicato is also an associate professor of strategic management at Pace University in New York. Mr. Indelicato received his Bachelor of Science degree in Electrical Engineering from the University of Notre Dame and his Masters in Business Administration from Pace University.
August Maier, 68...................................................................      1997
  Mr. Maier was elected a Director of the Company in January 1997. In September
  1997, Mr. Maier became an employee of the Company and now serves as Corporate
  Director of Field Operations. He served as Chief Executive Officer of Houston
  Fearless 79, a manufacturer of film processing equipment, from May 1995 until
  August 1997. From October 1987 to May 1995, Mr. Maier was Chief Executive officer of Holox, Inc., a manufacturer and distributor of industrial gases and welding equipment, which is wholly owned by Hoeklos Ltd. of Holland. Mr. Maier received his Bachelor of Science degree in Mechanical Engineering from the Indiana
  Institute of Engineering and his Masters in Business Administration degree from the Harvard Business School.

                                                                                      SERVED AS
                                                                                      DIRECTOR
         NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS               SINCE
-----------------------------------------------------------------------------------   ---------
TO CONTINUE IN OFFICE UNTIL 1999:
Lawrence E. Bandi, 43..............................................................      1997
  Mr. Bandi has served as President and Chief Executive Officer of the Company
  since March 1995 and April 1991, respectively, and as a director of Valley
  National Gases, Inc. since March 1984. Mr.Bandi has held various other positions with the Company since joining it in 1974. Mr. Bandi is a Director of the Ohio
  Valley Industrial and Business Development Corporation, a private corporation established for the purpose of attracting various business entities to West
  Virginia. Mr. Bandi received his Bachelor of Science degree in Accounting from
  Wheeling College and his Masters in Business Administration degree from Wheeling
  Jesuit College.
R. Bruce Kraemer, 52...............................................................      1997
  Mr. Kraemer was elected a Director of the Company in January 1997. He was the
  owner of Reading Supplies Inc., a distributor of pipe, valves and fittings, until its sale in June 1996. Mr. Kraemer was President of Weldco, Inc. from 1985 to
  October 1996 and a sales representative of Weldco, Inc. from 1966 to 1985.
  Weldco, Inc. was acquired by the Company in October 1996. Mr. Kraemer received a degree from the Ohio College of Applied Sciences.

TO CONTINUE IN OFFICE UNTIL 1998:
Gary E. West, 60...................................................................      1997
  Mr. West has served as Chairman of the Board of Directors of the Company or
  Valley National Gases, Inc. since 1984. From 1970, when he purchased the Company, to March 1995 Mr.West served as President of Valley National Gases, Inc. Mr.West is primarily responsible for the growth and success of the Company. Mr. West has also served as President of West Rentals, Inc. and Equip Lease Corp. and Vice
  President of Acetylene Products Corp. since 1992, 1988 and 1985, respectively.
  See "Certain Relationships and Related Transactions." Since June 1993, he has
  served as a director of WesBanco Wheeling, and since June 1990 he has served as a director of H.E. Newmann Co., a plumbing, heating and mechanical contracting company. Mr. West received his Bachelor of Science degree in Business
  Administration from West Liberty State College.
John R. Bushwack, 46...............................................................      1997
  Mr. Bushwack has served as the Executive Vice President, the Chief Operating
  Officer and a Director of the Company since January 1997. From 1991 to 1996, Mr.
  Bushwack served in various positions with the Company, including Executive Vice
  President of Sales and Acquisitions, Vice President of Sales and Acquisitions,
  Vice President of Sales and General Manager. From 1987 to 1990, Mr. Bushwack
  served as President of the Harvey Company, a gas distributor, and from 1990 to
  1991 he served as Vice President and Director of Linde Gases of the Great Lakes,
  also a gas distributor. In addition, Mr.Bushwack has been a Director of
  Convenient Care Products Group, Ltd., a division of Westmoreland Health System, since 1991.
James P. Hart, 43..................................................................      1997
  Mr. Hart was elected a Director of the Company in January 1997. He has been Vice
  President and Chief Financial Officer of Industrial Scientific Corporation
  ("ISC"), a manufacturer of portable instruments used for detecting and monitoring a variety of gases, since August 1994. From March 1984 to August 1994, Mr. Hart was Treasurer and Controller of ISC. Mr. Hart holds a Bachelor of Science degree in Accounting from Scranton University.

COMMON STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND OFFICERS

     The following table sets forth information regarding the amount of the outstanding Common Stock as of September 19, 1997 beneficially owned by each director and nominee, the Chief Executive Officer and the two other most highly compensated executive officers of the Company (each a "Named Executive Officer") and all of the directors and executive officers of the Company as a group:

                                                                                         PERCENT OF
                                                                   NUMBER OF SHARES     COMMON STOCK
                   NAME OF BENEFICIAL OWNER                       BENEFICIALLY OWNED    OUTSTANDING(1)
---------------------------------------------------------------   ------------------    ------------
Gary E. West...................................................        7,000,000(2)         72.8
Lawrence E. Bandi..............................................           90,046               *
John R. Bushwack...............................................           34,829               *
William A. Indelicato..........................................           78,866               *
Ben Exley, IV..................................................            1,600               *
James P. Hart..................................................            1,000               *
R. Bruce Kraemer...............................................          100,000             1.0
August E. Maier................................................            2,000               *
Stanley M. Johnson.............................................               --              --
All directors and executive officers as a group (9 persons)....        7,313,140            76.0

---------
* Represents beneficial ownership of less than one percent.

(1) Percentages are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2) Gary E. West beneficially owns and controls the shares indicated through six grantor retained annuity trusts.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock as of September 19, 1997:

                                                                   AMOUNT AND NATURE OF      PERCENT
              NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP    OF CLASS(1)
----------------------------------------------------------------   --------------------    -----------
Gary E. West(2).................................................         7,000,000             72.8

---------

(1) Percentages are determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Mr. West's address is c/o Valley National Gases Incorporated, 67 43rd Street, Wheeling, West Virginia 26003. His shares are beneficially owned and controlled through six grantor retained annuity trusts.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors met four times during fiscal 1997. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he served during 1997.

     The Board of Directors has an Executive Committee, an Audit and Finance Committee, and a Nominating and Compensation Committee, all of which were formed in January 1997. The Executive Committee, of which Messrs. West, Bandi and Indelicato are members, met five times in the past fiscal year. The Audit and Finance Committee, of which Messrs. Hart, Bushwack, Kraemer and Maier are members, met two times in the past fiscal year. This committee is responsible for recommending a public accounting firm to be retained for the coming year and reviews the work to be done by such firm and the adequacy of the Company's internal controls. The Nominating and Compensation Committee, consisting of Messrs. West, Indelicato and Exley, establishes and oversees the compensation policies of the Company and determines executive compensation. The committee held four meetings in the past fiscal year. See "Compensation Committee Report on Executive Compensation."

DIRECTOR COMPENSATION

     The Company pays each director a $1,000 fee for each Board meeting attended and a $500 fee for each Committee meeting attended. Directors are also reimbursed for certain reasonable expenses incurred in attending meetings. Officers of the Company do not receive any additional compensation for serving the Company as members of the Board of Directors or any of its Committees.

EXECUTIVE OFFICERS

               NAME                   AGE                         POSITION
-----------------------------------   ---    ---------------------------------------------------
Gary E. West.......................   60     Chairman of the Board of Directors
Lawrence E. Bandi..................   43     President and Chief Executive officer
John R. Bushwack...................   46     Executive Vice President, Chief Operating Officer
                                             and Secretary
Robert D. Scherich.................   37     Chief Financial Officer

     For more information about Messrs. West, Bandi and Bushwack, please see the appropriate description under the above caption "Nominees and Continuing Directors."

     Robert D. Scherich, Chief Financial Officer. Mr. Scherich has served as the Company's Chief Financial Officer since May 1996. From January 1993 to April 1996, he served as Controller and General Manager of Wheeling Pittsburgh Steel Corporation, a subsidiary of WHX Corporation, and from January 1988 to December 1993 he served as Division Controller of such corporation. Mr. Scherich was an accountant with Ernst & Whinney from 1981 to 1984. Mr. Scherich received a Bachelor of Science degree in Accounting from Pennsylvania State University and is a Certified Public Accountant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Directors, executive officers and greater than ten percent beneficial shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons that no Forms 5 were required for these persons, the Company believes that all its directors, executive officers and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during its fiscal year ended June 30, 1997.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information for the fiscal year ended June 30, 1997 concerning the compensation paid and awarded to each of the Named Executive Officers during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                             ANNUAL COMPENSATION                   COMPENSATION
                              -------------------------------------------------    ------------
                                                                  OTHER ANNUAL      SECURITIES      ALL OTHER
         NAME AND                                                 COMPENSATION      UNDERLYING     COMPENSATION
    PRINCIPAL POSITION        YEAR    SALARY($)    BONUS($)(1)       ($)(2)         OPTIONS(#)        ($)(3)
---------------------------   ----    ---------    -----------    -------------    ------------    ------------
Gary E. West...............   1997    $  61,428     $ 125,000          --               --            $9,712
Chairman
Lawrence E. Bandi..........   1997    $  96,238     $ 128,631          --               --            $9,712
President and Chief
Executive Officer
John R. Bushwack...........   1997    $ 127,572     $  46,500          --               --            $9,712
Executive Vice President
and Chief Operating Officer

---------

(1) Includes bonuses received in the reported year. The payment of bonuses is at the discretion of the Nominating and Compensation Committee of the Board of Directors.

(2) The Company has not included in the Summary Compensation Table the value of incidental personal perquisites furnished by the Company to the Named Executive Officers since such value did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any of such Named Executive Officers.

(3) Represents contributions made by the Company on behalf of the Named Executive Officers under the Company's 401(k) Plan during fiscal 1997.

STOCK OPTION AWARDS.

     The following table presents certain information concerning stock options granted during fiscal 1997 to each of the Named Executive Officers. The exercise price for all of the grants of stock options was the fair market value of the Common Stock on the dates of grant as determined by the Nominating and Compensation Committee of the Board of Directors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS(1)
                                ----------------------------------------------------
                                NUMBER OF      % OF TOTAL                               POTENTIAL REALIZABLE $
                                  SHARES        OPTIONS                                    VALUE AT ASSUMED
                                UNDERLYING     GRANTED TO     EXERCISE                  ANNUAL RATES OF STOCK
                                 OPTIONS      EMPLOYEES IN     PRICE      EXPIRATION    PRICE APPRECIATION FOR
                                 GRANTED      FISCAL YEAR      ($/SH)        DATE           OPTION TERM(2)
                                ----------    ------------    --------    ----------    -----------------------
            NAME                                                                           5%            10%
-----------------------------                                                           --------       --------
Gary E. West.................         --           --             --            --            --             --
Lawrence E. Bandi............     42,000           28%          8.00       4/10/97      $211,300       $535,500
John R. Bushwack.............     25,000           17%          8.00       4/10/07       130,800        331,500

---------

(1) Represents qualified stock options granted pursuant to the Company's 1997 Stock Option Plan. For a description of the terms of such stock options, see "--Benefit Plans--1997 Stock Option Plan" below.

(2) As required by the rules of the SEC, potential values are stated based on the prescribed assumptions that Common Stock will appreciate in value from the date of grant to the end of the option term at the indicated rates (compounded annually) and therefore are not intended to forecast possible future appreciation, if any, in the price of Common Stock.

BENEFIT PLANS

     1997 Stock Option Plan. The Company adopted the 1997 Stock Option Plan (the "Plan") in February 1997. The Plan provides for the issuance of options to purchase up to 650,000 shares of Common Stock to key employees, officers and directors of the Company and is administered by the Nominating and Compensation Committee of the Board of Directors.

     In fiscal 1997, the Company granted Lawrence E. Bandi, John R. Bushwack and each of the five independent directors options to purchase 42,000, 25,000 and 5,000 shares, respectively, of the Common Stock. Except in the case of Messrs. Bandi and Bushwack, the options vest three years after the date of the grant and have a term of ten years. In the case of Messrs. Bandi and Bushwack, 12,500 options vest two years after the date of grant and 12,500 options (or the balance of the options granted) vest on each subsequent anniversary until all of such options have vested. The options are exercisable at a price equal to the fair market value of the shares of Common Stock on the date of the grant. In the case of key employees and officers, unexercised options granted under the Plan are subject to forfeiture upon termination of employment for any reason other than death, disability or normal retirement.

     401(k) Plan. The Company has a qualified 401(k) savings and retirement plan (the "401(k) Plan"). Eligibility to participate in the 401(k) Plan requires an employee to have been employed with the Company for twelve months ("Eligible Employees"). The 401(k) Plan allows Eligible Employees to defer into their plan account a certain dollar amount or stated percentage of their salary, not to exceed statutorily mandated annual limits (the "Employee Contributions"). Eligible Employees are 100% vested in their Employee Contributions. The Company makes an annual contribution (the "Company Contribution") to all Eligible Employees' plan account in an amount equal to 5% of their salary or wages. Company Contributions vest over a term of seven years. The Company also makes a determination each year based upon performance as to the amount, if any, of additional contributions to be made to Eligible Employees' plan accounts. If a determination is made to make additional contributions in any year, such amounts are contributed on a pro rata basis to the plan accounts of Eligible Employees who made voluntary contributions during such year. Distributions under the 401(k) Plan may be made at retirement, death, permanent disability or other termination of employment, in a lump sum.

CERTAIN AGREEMENTS WITH EXECUTIVE OFFICERS

     Lawrence E. Bandi and John R. Bushwack have entered into agreements with the Company whereby the Company has agreed to pay each of them, or their respective beneficiaries, certain death, disability and/or retirement benefits provided that they are employed with the Company until their respective retirements or death, and that with respect to retirement benefits, they do not thereafter compete with the Company. In the event of the death or retirement of Mr. Bandi or Mr. Bushwack, the Company is obligated to make payments of $2,000 and $1,000 per month, respectively, for eighty-four months. In the event of disability, the Company is obligated to make payments of $2,000 and $1,000 per month, respectively, for the duration of the disability, but not after 65 years of age.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For a description of certain transactions involving Messrs. West and Indelicato, see "Certain Relationships and Related Transactions."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Nominating and Compensation Committee of the Board of Directors, which is comprised of two non-employee directors and one employee director. The Nominating and Compensation Committee works with management to develop compensation plans for the Company and is responsible for determining the compensation of each executive officer and recommending such compensation to the Board of Directors. The Nominating and Compensation Committee was established in January 1997 in anticipation of the Company's initial public offering. Accordingly, the year ending June 30, 1998 will be the first fiscal year for which such committee performs its duties. Executive compensation for prior years was determined by Messrs. West and Bandi and approved by the full Board of Directors.

     The Company's executive compensation program is designed to align executive compensation with the Company's business objectives and the executive's individual performance and to enable the Company to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to the Company's long-term success. In establishing executive compensation, the Committee is guided by the following principles: (i) the total compensation payable to executive officers should be sufficiently competitive with the compensation paid by competitive companies for officers in comparable positions so that the Company can attract and retain qualified executives and (ii) individual compensation should include components which reflect both the financial performance of the Company and the performance of the individual.

     The compensation of the Company's executive officers consists of a combination of base salary, bonuses and equity-based compensation. In general, the Company's compensation program attempts to limit increases in salaries and favors bonuses based on revenues, operating profit and individual merit. The Nominating and Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value and further believes that executive officers can best increase shareholder value by managing the revenues and operating profit of the Company and by conceiving, developing and positioning the leading products and services in the Company's chosen markets.

     Compensation payments in excess of $1 million to the Chief Executive Officer or other executive officers are subject to a limitation of deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Committee does not expect cash compensation to its Chief Executive Officer or any other executive officer in the foreseeable future to be in excess of $1 million.

BASE SALARY

     The Nominating and Compensation Committee will set the base salary for executives at the beginning of each fiscal year, based upon a review of the salaries for comparable positions in companies in the Company's industry, the historical compensation levels of the Company's executives and the individual performance of the executives in the preceding year. Base salary for fiscal 1997 was set by Messrs. West and Bandi based upon similar criteria and approved by the full Board of Directors.

MERIT BONUS PROGRAM

     Each year the Nominating and Compensation Committee intends to adopt management incentive plans for the executive officers, which reflect the Committee's belief that a portion of each executive officer's compensation should be tied to the achievement by the Company of its revenue and profit goals and balance sheet performance objectives, and by each executive officer of his individual objectives as determined by the Nominating and Compensation Committee. Merit bonus goals based on the fiscal 1997 operating plan were determined by Messrs. West and Bandi and approved by the Board of Directors at the beginning of the fiscal year based upon similar criteria. In addition, the plans for fiscal 1997 prescribed adjustments in the merit bonus goals based upon the Company's actual operating profit. Quarterly, and at the end of the year, the Board of Directors allocated merit bonuses to individual executives based on the executive's performance relative to his or her performance objectives.

STOCK-BASED COMPENSATION

     Awards of stock options under the Company's stock option plan are designed to closely tie the long-term interests of the Company's executives and its shareholders and to assist in the retention of executives. The Nominating and Compensation Committee selects the executive officers, if any, to receive stock options and determines the number of shares subject to each option. However, all grants of stock options are ultimately authorized by the Company's Board of Directors. The Nominating and Compensation Committee's determination of the size of option grants is generally intended to reflect an executive's position with the Company and his or her contributions to the Company. Options generally have a three-year vesting period to encourage key employees to continue in the employ of the Company. The Compensation Committee reviews the outstanding unvested options of the key executives from time to time and may grant additional options to encourage the retention of key executives. Options for 67,000 shares were granted to executive officers in fiscal 1997 to reward the executive officers for their performance in fiscal 1996 and to establish appropriate incentives for these key executives.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer's compensation generally is based on the same policies and criteria as the other executive officers.

                                     ******

     The foregoing report is provided by the following directors, who were members of the Nominating and Compensation Committee on June 30, 1997:
                                  Gary E. West
                             William A. Indelicato
                                 Ben Exley, IV

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

WELDCO, INC.

     On October 11, 1996, the Company purchased substantially all of the assets of Weldco, Inc. ("Weldco") pursuant to a Purchase and Sale Agreement dated as of September 27, 1996 among the Company, Weldco and certain other persons (the "Weldco Purchase Agreement"). R. Bruce Kraemer, a director of the Company, was the principal shareholder of Weldco. Approximately $7.9 million of the purchase price was paid by the delivery of the Company's promissory notes. Under the Weldco Purchase Agreement, Weldco (or its shareholders following liquidation) had the right, in the event of an initial public offering of the Company's Common Stock, to convert a portion of the indebtedness evidenced by the Company's promissory notes to shares of the Company's Common stock based upon the initial public offering price of the Common Stock. Under this provision, Weldco had the right to receive 350,000 shares of the Common Stock in exchange for the cancellation of indebtedness in the amount of $2,800,000. In connection with the Company's initial public offering, the Company and Weldco agreed that rather than issuing 350,000 shares to Weldco, the Company would prepay $1,720,000 under the Company's promissory notes and issue 135,000 shares of Common Stock to Weldco (or its shareholders) immediately prior to the closing of the offering. Certain shareholders of Weldco purchased 100,000 shares of Common Stock in the offering. The Weldco Purchase Agreement further grants Weldco (or its shareholders) the right to cause the Company to purchase shares of Common Stock issued to Weldco (or its shareholders) pursuant to the conversion of indebtedness. Such right is required to be exercised, if at all, within three years following the closing of the initial public offering based upon the initial public offering price plus interest from the date of issuance at the rate of 6.6% per annum. This right applies to 235,000 shares of the Common Stock.

WEST RENTALS, INC.

     The Company leases 41 buildings from West Rentals, Inc., a West Virginia corporation ("West Rentals"), 35 of which are leased pursuant to a Master Lease Agreement (the "Master Lease") and six of which are leased pursuant to pass-through subleases. Gary E. West, the Company's Chairman of the Board, is the sole shareholder of West Rentals. The Master Lease terminates on July 31, 2007 and may be renewed for an additional five-year term. Currently, the Company pays an aggregate of $151,623 a month to West Rentals as rent for all real property leased. In addition, the Company pays all utility bills and fees as well as all property and local taxes on the real property leased from West Rentals. The Company also rents cylinders and trailers from West Rentals and currently pays approximately $7,860 a month to West Rentals for such rentals. Employees of the Company provide occasional construction, maintenance and clerical related services to West Rentals. The Company bills West Rentals for such services on an hourly basis. Aggregate expenditures by the Company under the Master Lease and for rental of cylinders and trailers was approximately $1,623,390 for the fiscal year ended June 30, 1997. The Company believes that the amounts it has paid for rental of real property, cylinders and trailers have not been less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

ACETYLENE PRODUCTS CORP.

     On December 31, 1996, the Company terminated an oral take-or-pay agreement with Acetylene Products Corp. ("APC"), whose shareholders are all directors, officers or employees of the Company. The agreement obligated the Company to purchase a minimum quantity of acetylene on an annual basis regardless of whether it accepted delivery of the acetylene. During fiscal 1997, the Company paid APC $104,616. The Company also leases approximately 1,400 square feet of space located in Wheeling, West Virginia from APC for use as an employee training center at a cost of $700 per month. The lease has a one year term expiring in October 1998. The Company believes that the current arrangements with APC are not less favorable than could be obtained in arms-length transactions with unaffiliated third parties.

INDELICATO CONSULTING ARRANGEMENT

     William A. Indelicato, a director of the Company, provides consulting services to the Company concerning all aspects of the Company's acquisition program. Until June 30, 1997, these services were provided pursuant to a consulting agreement (the "Prior Consulting Agreement") under which, in return for his services, the Company accrued "credits" for Mr. Indelicato in amounts based upon hours worked and hourly rates that varied depending upon criteria related to each particular acquisition. Mr. Indelicato had the right to redeem accrued credits for cash at any time within seven years from the date of accrual. The amount of the accrued, unredeemed credits was adjusted proportionately following the end of each fiscal year based upon the increase (but not any decrease) in the Company's net worth since the end of the last fiscal year. In addition, Mr. Indelicato had the right, in connection with a public offering of the Common Stock, to exchange all or a portion of his accrued credits (excluding credits accrued for annual adjustments) for shares of Common Stock based on the book value per share of Common Stock as of the end of the fiscal year for which the credits were accrued, in which case the accrued credits for annual adjustments would be cancelled. Mr. Indelicato exchanged all the accrued credits for 96,366 shares of Common Stock in connection with the Company's initial public offering, of which 30,000 shares were sold in the offering. Pursuant to the Prior Consulting Agreement, the Company also retained ADE Vantage, Inc. ("ADE"), a consulting company wholly-owned by Mr. Indelicato, to support Mr. Indelicato in providing consulting services. The Company paid Mr. Indelicato a monthly retainer fee of $1,000 and reimbursed his out-of-pocket expenses related to the performance of services. Payments to Mr. Indelicato and ADE for fiscal 1997 totaled $183,986. The Prior Consulting Agreement was terminated on June 30, 1997, and replaced with a new agreement effective July 1, 1997. The new agreement provides for a monthly retainer fee of $4,000, reimbursement of out-of-pocket expenses related to the performance of services, and a variable payment for each acquisition completed in an amount based primarily upon the purchase price and the annual sales of the business acquired. In addition, the Company retains ADE to provide consulting services. This agreement has a one year term, is renewable each year for one year and can be terminated by either party giving ninety day notice.

EQUIPLEASE, CORP.

     EquipLease Corp. ("EquipLease"), a corporation wholly-owned by Gary E. West, rents its one airplane to the Company at an hourly rate of $220. The Company paid a total of $87,100 to EquipLease for rental of the airplane during fiscal 1997. The Company believes that the arrangements with EquipLease have not been less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

                               PERFORMANCE GRAPH

     The following graph sets forth a comparison for the period beginning April 10, 1997 (the date the Company's Common Stock began trading on the Nasdaq National Market) and ending June 30, 1997, of the cumulative total return on a $100.00 investment in the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return, assuming reinvestment of dividends, on an investment of $100.00 for the same period in companies on the Nasdaq Stock Market (U.S.) and on the Index. The indices are included for comparative purposes only. They do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's Common Stock and are not intended to forecast or be indicative of future performance of the Common Stock.

        Measurement Period            Valley National                          S&P Chemicals
      (Fiscal Year Covered)             Gases Inc.         S&P 500 Index         Composite
      ---------------------           ---------------      -------------       -------------
10 April 97                                100                 100                 100
June 97                                    131.25              117.10              117.40

                                     VOTING

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote which are present in person or represented by proxy at the 1997 Annual Meeting is required to elect the director and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of the nominee for election as a director and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the director nominated by the Board of Directors and in the discretion of the persons named as proxies on such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Company knows of no other matters to come before the meeting. However, if any other matters properly come before the meeting or any postponement or adjournment thereof, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                             SHAREHOLDER PROPOSALS

     Proposals of Shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company by April 28, 1998 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

     In order for a Shareholder to nominate a candidate for director, under the Company's Bylaws, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the Shareholder must give such notice not earlier than 90 days prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered later if the number of directors to be elected to the Board of Directors is increased. The Shareholder filing the notice of nomination must describe various matters as specified in the Company's Bylaws, including such information as name, address, occupation, and number of shares held.

     In order for a Shareholder to bring other business before a Shareholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor and other matters specified in the Company's Bylaws. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Shareholder action in accordance with applicable law. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in the Company's proxy statement.

     In each case the notice must be given to the Secretary of the Company, whose address is 67 43rd Street, Wheeling, West Virginia 26003. Any Shareholder desiring a copy of the Company's Restated Articles of Incorporation, as amended, or Bylaws will be furnished a copy without charge upon written request to the Secretary.

                                 MISCELLANEOUS

     Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

                                          By Order of the Board of Directors

                                          /s/ JOHN R. BUSHWACK

                                          John R. Bushwack, Secretary

Wheeling, West Virginia
September 26, 1997

                                    ANNEX A

                                 FORM OF PROXY

                                    [FRONT]

                       VALLEY NATIONAL GASES INCORPORATED

          This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Gary E. West and Lawrence E. Bandi, or either of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of VALLEY NATIONAL GASES INCORPORATED (the "Company") to be held on Tuesday, October 28, 1997, commencing at 9:00 a.m., Pittsburgh time, at the Pittsburgh Marriott Airport Hotel, Parkway West-Montour Run Exit, 100 Alten Road, Coraopolis, Pennsylvania, and at any postponement or adjournment of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified below and in the discretion of any such person on such other business as may properly come before the meeting and any postponement or adjournment thereof.

         THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF SAID NOMINEE AS DIRECTOR AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

         Please sign as registered and return promptly in the enclosed envelope to: Valley National Gases Incorporated, ___________________________.

                  (continued and to be signed on reverse side)

                            X FOLD AND DETACH HERE X

                                     [BACK]

                  MARK CHOICE AS INDICATED IN THIS EXAMPLE [X]

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1.       Election of One Director

         FOR NOMINEE LISTED (EXCEPT AS MARKED TO THE CONTRARY)  [   ]

         WITHHOLD AUTHORITY TO VOTE FOR NOMINEE LISTED  [   ]

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ON THE LIST BELOW.)

                               For term expiring in 2000:

                               Stanley M. Johnson

The undersigned hereby acknowledges receipt of the 1997 Annual Report to Shareholders and the Notice of said Annual Meeting and accompanying Proxy Statement.

                                      Dated this _______ day of _________, 1997

                                      _________________________________________

                                      _________________________________________
                                      (If Stock is owned in joint names, both
                                      owners must sign, or if owned by a
                                      corporation, partnership or trust, this
                                      Proxy must be signed by an authorized
                                      officer, partner or trustee.) If the
                                      address at left is incorrect, please
                                      write in the correct information.

                            X FOLD AND DETACH HERE X